UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 25, 2013

Inventure Foods, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14556	86-0786101
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5415 E. High St., Suite 350, Phoenix, AZ	85054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (623) 932-6200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On approval by our Compensation Committee of the Board of Directors, on March 25, 2013, we entered into an Amended and Restated Executive Employment Agreement with Terry E. McDaniel, our Chief Executive Officer (the “Restated CEO Agreement”).  The Restated Agreement amends and restates our prior Executive Employment Agreement with Mr. McDaniel dated April 17, 2006, as amended on May 9, 2008 (the “Prior CEO Agreement”).  The material changes to the Prior CEO Agreement reflected in the Restated CEO Agreement are:

•                  The Restated CEO Agreement was updated to reflect Mr. McDaniel’s current base salary of $448,122.23;

•                  To the extent that Mr. McDaniel is entitled on termination to 6-months’ severance payments under the Prior CEO Agreement, the Restated CEO Agreement increased such 6-month period to a 12-month period; and

•                  The Restated CEO Agreement deletes the provision in the Prior CEO Agreement requiring us to reimburse Mr. McDaniel to the extent that he lists the sale of his residence with a licensed real estate broker during his 6-month severance period and completes the sale of such residence during the 12-month period following expiration of such 6-month period at a sale price less than the amount Mr. McDaniel initially paid for such residence (net of real estate commissions and other closing costs), the Company shall reimburse Mr. McDaniel for such loss in a lump sum payment up to a maximum of $96,250.

Item 9.01                                           Financial Statements and Exhibits.

Exhibit 10.18                       Amended and Restated Executive Employment Agreement dated as of March 25, 2013, by and between Inventure Foods, Inc. and Terry E. McDaniel.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inventure Foods, Inc.
(Registrant)

Date	March 27, 2013
/s/ Steve Weinberger
(Signature)

Steve Weinberger
Chief Financial Officer